EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements pertaining to the Global Imaging Systems, Inc. 401(K) Retirement Plan (Form S-8 No. 333-62765), the Global Imaging Systems, Inc. 1998 Stock Option and Incentive Plan and the Director Non-Incentive Stock Option (Form S-8 No. 333-80801), the Global Imaging Systems, Inc. 2001 Stock Option Plan (Form S-8 No. 333-74786) and the registration of the common stock of Global Imaging Systems, Inc, (Form S-3 No. 333-71264) of our reports dated May 10, 2002, with respect to the consolidated financial statements of Global Imaging Systems, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 2002 and the related financial statement schedule included therein.

/s/ Ernst & Young LLP

Tampa, Florida
June 26, 2002

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